Exhibit 99.1

Community Valley Bancorp Reports Earnings for the Second Quarter and Six Months Ended June 30, 2008

(Chico, CA 7-18-08) – Community Valley Bancorp, parent company of Butte Community Bank (the “Bank”) and Butte Community Insurance Agency, LLC (the “Agency”), today announced its financial results for the second quarter and six months ended June 30, 2008.

Second quarter earnings were $1,044,000 which represents a decrease of $598,000 or 36.4% from the $1,642,000 earned in the second quarter of 2007. Diluted earnings per share were $0.15 in the second quarter of 2008, a decrease of 31.8% compared to $0.22 in the second quarter of 2007.  Earnings for the first six months of 2008 were $1,868,000.  This represents a decrease of $1,024,000 or 35.4% from the 2,892,000 earned in the same period in 2007.  Diluted earnings per share were $0.25, a decrease of 34.2% for the six month period ending June 30, 2008, compared to $0.38 for the same time period in 2007.  The decline in earnings for both the second quarter and the six months ended June 30, 2008 is primarily a result of the decline in net interest income and the increase in the level of provisions for loan losses offset by increases in non-interest income and a lower provision for income taxes.

The Company’s balance sheet declined slightly with total assets decreasing $16,329,000, or 2.8%, from $580,769,000 as of June 30, 2007, to $564,440,000 at June 30, 2008. Deposits declined over the same period by $14,337,000, or 2.5%, from $511,529,000 at June 30, 2007, to $497,192,000 at June 30, 2008. Loans, net of allowance for loan losses, increased by $35,017,000, or 7.7%, from $454,487,000 at June 30, 2007, to $489,504,000 at June 30, 2008.

Although non-performing assets increased from the same period in the prior year, asset quality remains strong with only $1,129,000 in non-performing loans as of June 30, 2008, representing .23% of total loans compared to $213,000 in non-performing loans at June 30, 2007 or .05%. The increase in the non-performing loans is primarily the result of one real estate loan for which the property has been turned over to the Bank.  We do not anticipate that there will be any loss incurred when this property is sold.  Charged-off loans net of recoveries, were $220,000, or 0.04% of outstanding loans, for the six month period ended June 30, 2008 compared to net charge-offs of $8,000 for the six month period ended June 30, 2007. The Company provision for loan losses was $450,000 and 675,000 for the second quarter and six months ended June 30, 2008, respectively.  This compares to no provision in the second quarter of 2007 and a $75,000 provision for the six months ended June 30, 2007.  The ratio of the allowance for loan losses to total loans outstanding was 1.26% at June 30, 2008 compared to 1.15% at June 30, 2007.

Net interest income for the second quarter ending June 30, 2008 decreased $781,000 or 10.4% to $6.7 million as compared to $7.5 million for the same period in 2007.  Interest income from earning assets was $9.3 million for the second quarter which was $1,700,000 or 15.2% less than the same period in 2007. The decrease in interest income was the result of lower interest rates on earning assets during the quarter reflective of the 325 basis point decrease in interest rates by the Federal Reserve Board since September 2007.   Interest expense was $2.6 million for the second quarter ending June 30, 2008 which was $900,000 or 25.4% less than the same period in 2007. This decrease was also due to the lower interest rates paid on deposits.  As a result, the net interest margin for the second quarter ended June 30, 2008 declined 63 basis points to 5.22% as compared to 5.85% for the second quarter of 2007.

Net interest income for the six months ended June 30, 2008 decreased $1,344,000 or 9.1% to $13.4 million as compared to $14.7 million for the same period in 2007.  Interest income from earning assets was $18.9 million for the first six months which was $2.7 million or 12.4% less than the same period in 2007.  Interest expense was $5.5 million for the six months ending June 30, 2008 which was $1.3 million or 19.3% less than the same period in 2007.   The decrease in interest income and expenses reflects the declining interest rate environment.  As a result the net interest margin for the first half of the year ended June 30, 2008 declined 63 basis points to 5.19% as compared to 5.82% for the same period in 2007.

Non-interest income for the quarter ended June 30, 2008 increased $237,000 or 12.0% to $2.2 million compared to $2.0 million in the same quarter of 2007.  Non-interest income for the first six months ended June 30, 2008 increased $483,000 or 13.1% to $4.2 million compared to $3.7 million in the same period in 2007.  Increases in service charge income from deposit accounts and commissions earned on the sale of non-deposit investment products were realized in both periods but were partially offset by decreases in gains from the sale of loans.

Non-interest expense for the quarter ended June 30, 2008 increased slightly by $65,000, or 1.0% to $6.7 million compared to $6.6 the same period in 2007.   Non-interest expense for the first six months ending June 30, 2008 was $13.7 million compared to $13.4 million in the same period in 2007 an increase of $352,000 or 2.6%

The Company’s annualized return on average assets (ROAA) was .74% in the second quarter of 2008 compared to 1.15% in 2007 and annualized return on average equity (ROAE) was 9.42% in the second quarter of 2008 compared to 13.7% in 2007. On a year to date basis ROAA was .66% in 2008 compared to 1.03% in 2007 and ROAE was 7.71% in 2008 compared to 12.41% in 2007.

We believe we have the management team to continue to be opportunistic in our markets and to take advantage of the current competitive environment.  Now is the time, more than ever, for us to differentiate ourselves from our competitors.  At the same time we must recognize the current economic realities as we manage our business for the future.  As previously announced, the Board of Directors decided to lower the cash dividend to $.04 per share for the second quarter.

COMMUNITY VALLEY BANCORP

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

	June 30, 2008	December 31, 2007	June 30, 2007
ASSETS
Cash and due from banks	$23,452,000	$31,714,000	16,175,000
Federal funds sold	4,490,000	54,290,000	56,965,000
Interest-bearing deposits in banks	4,844,000	4,250,000	6,981,000
Investment securities	8,711,000	6,264,000	4,902,000

Loans:
Real estate	312,008,000	289,504,000	307,896,000
Commercial	123,961,000	103,346,000	102,865,000
Consumer	58,206,000	52,194,000	48,436,000
Other	2,120,000	2,224,000	1,115,000
Deferred loan originations fees, net	(550,000)	(686,000)	(520,000)
Allowance for loan losses	(6,241,000)	(5,232,000)	(5,305,000)

Total loans, net	489,504,000	441,350,000	454,487,000

Premises and equipment	8,497,000	17,905,000	17,208,000
Accrued interest receivable and other assets	24,942,000	24,847,000	24,051,000

Total Assets	$564,440,000	$580,620,000	580,769,000

LIABILITIES
Noninterest-bearing deposits	$78,279,000	$77,574,000	81,920,000
Interest checking, money market & savings deposits	269,713,000	263,883,000	271,350,000
Time deposits	149,200,000	159,534,000	158,259,000

Total deposits	497,192,000	500,991,000	511,529,000

Notes payable	5,017,000	1,093,000	1,158,000
Junior subordinated debentures	8,248,000	16,496,000	8,248,000
Accrued interest payable and other liabilities	14,474,000	11,066,000	11,415,000

Total liabilities	524,931,000	529,646,000	532,350,000

SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	39,509,000	50,974,000	48,419,000

Total Liabilities and Shareholders’ Equity	$564,440,000	$580,620,000	580,769,000

Nonperforming loans to total loans	0.23%	0.06%	0.05%
Net chargeoffs to average loans (annualized)	0.17%	0.00%	0.00%
Allowance for loan losses to total loans	1.26%	1.15%	1.15%
Leverage Ratio	8.42%	11.60%	9.57%
Tier 1 Risk-Based Capital Ratio	8.86%	13.12%	11.08%
Total Risk-Based Capital Ratio	10.08%	14.14%	12.12%

COMMUNITY VALLEY BANCORP

CONDENSED CONSOLIDATED STATEMENT OF INCOME (Unaudited)

Three months ending:	June 30, 2008	June 30, 2007	% Change
Interest income	$9,298,000	$10,960,000	(15.16)%
Interest expense	2,582,000	3,463,000	(25.44)%

Net interest income	6,716,000	7,497,000	(10.42)%
Provision for loan losses	450,000	—
Total noninterest income	2,210,000	1,973,000	12.01%
Total noninterest expense	6,722,000	6,657,000	0.98%

Income before taxes	1,754,000	2,813,000	(37.65)%
Income taxes	711,000	1,171,000	(39.28)%

Net income	$1,043,000	$1,642,000	(36.48)%

Basic earnings per share	$0.15	$0.22	(31.82)%
Diluted earnings per share	$0.15	$0.22	(31.82)%
Average diluted shares outstanding	7,028,451	7,603,000	(7.56)%

Net interest margin as a percentage	5.22%	5.85%	(10.85)%

Operating Ratios:
Return on average assets (annualized)	0.74%	1.15%	(35.65)%
Return on average equity (annualized)	9.42%	13.70%	(31.24)%
Efficiency ratio (fully taxable equivalent)	75.31%	70.30%	7.12%

Six Months Ending:	June 30, 2008	June 30, 2007	% Change
Interest income	$18,909,000	$21,575,000	(12.36)%
Interest expense	5,522,000	6,844,000	(19.32)%

Net interest income	13,387,000	14,731,000	(9.12)%
Provision for loan losses	675,000	75,000	800.00%
Total noninterest income	4,170,000	3,687,000	13.10%
Total noninterest expense	13,714,000	13,362,000	2.63%

Income before provision for income taxes	3,168,000	4,981,000	(36.40)%
Provision for income taxes	1,300,000	2,089,000	(37.77)%

Net income	$1,868,000	$2,892,000	(35.41)%

Basic earnings per share	$0.26	$0.39	(33.33)%
Diluted earnings per share	$0.25	$0.38	(34.21)%
Average diluted shares outstanding	7,333,000	7,594,000	(3.44)%

Net interest margin as a percentage	5.19%	5.82%	(10.87)%

Operating Ratios:
Return on average assets	0.66%	1.03%	(35.92)%
Return on average equity	7.71%	12.41%	(37.87)%
Efficiency ratio (fully taxable equivalent)	78.11%	72.55%	7.66%

Other Information and Disclaimers

About Community Valley Bancorp

Butte Community Bank, a subsidiary of Community Valley Bancorp (NASDAQ: CVLL), is a progressive Northern California bank that combines traditional deposit and lending services with innovative banking solutions.  Butte Community Insurance Agency, a subsidiary of Community Valley Bancorp, is a full-service insurance agency offering all lines of coverage from auto and health to commercial and farm packages.

Founded in 1990, Butte Community Bank is California state-chartered with 15 branches in eleven cities including Anderson, Chico, Colusa, Corning, Magalia, Marysville, Oroville, Paradise, Red Bluff, Redding and Yuba City.  It also operates loan production offices in Citrus Heights and Gridley. Community Valley Bancorp has headquarters in Chico, California.

Forward Looking Statement Disclosure

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Community Valley Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements describe the Company’s expectations regarding future events and developments and are subject to risks and uncertainties and include information about possible or assumed future results of operations. Many possible events or factors could affect the Company’s future financial results and performance. This could cause results of performance to differ materially from those expressed in the Company’s forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward looking statements. All forward-looking statements are representative only on the date hereof.